Exhibit 5.2

[Balch & Bingham LLP Letterhead]

October 7, 2011

Ducommun Incorporated

23301 Wilmington Avenue

Carson, California, 90745-6209

Re:         Ducommun Incorporated – Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Alabama (the “State”) counsel to Miltec Corporation, an Alabama corporation (“Miltec”), a subsidiary of Ducommun Incorporated, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) of: (i) $200,000,000 aggregate principal amount of the Company’s 9.75% Senior Notes due 2018 (the “New Notes”) to be issued (a) in exchange for a like principal amount of the Company’s outstanding 9.75% Senior Notes due 2018 and (b) pursuant to the Indenture, dated as of June 28, 2011, among the Company, certain subsidiaries of the Company, including Miltec (the “Guarantors”) and Wilmington Trust, National Association (formerly Wilmington Trust FSB), as amended (the “Indenture”), and (ii) the guarantees of the Company’s payment obligations under the New Notes (the “Guarantees”) by the Guarantors, including Miltec.

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture, the forms of the Guarantees, the Amended and Restated Articles of Incorporation of Miltec filed with the Judge of Probate of Madison County, Alabama on January 5, 2006 (the “Articles”), the Amended and Restated Bylaws of Miltec (collectively with the Articles, the “Organizational Documents”) and such other documents, corporate records, certificates of officers of the Company, Miltec, including the Certificate of the Secretary of Miltec, dated October 7, 2011 (the “Secretary Certificate”), and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions (collectively, the “Documents”).

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all Documents submitted to us as copies. As to any facts material to these opinions, we have relied upon, and assumed the accuracy and completeness of the statements of fact and representations and warranties contained in the Documents and the other documents and instruments examined by us as well as other statements and representations of officers and other representatives of the Company, Miltec and others, without independent investigation, and no inference as to our knowledge of any matters should be drawn from the fact of our representation of Miltec.

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	Miltec is validly existing as a corporation under the laws of the State.

2.	Miltec has the corporate power to execute, deliver and perform its obligations under the Indenture and the Guarantees (as applicable).

3.	Miltec has taken all necessary corporate action to authorize the execution and delivery of, and the performance of its obligations under, the Indenture and the Guarantees (as applicable), and has duly executed and delivered the Indenture.

4.	The execution and delivery by Miltec of the Indenture and the Guarantees (as applicable), and the performance by Miltec of its obligations under the Indenture and the Guarantees (as applicable), do not require Miltec to obtain any approval by or make any filing with any governmental authority under any statute, rule or regulation of the State.

5.	The execution and delivery of the Indenture by Miltec has not violated (i) any applicable statute, rule or regulation of the State that, in our experience, is generally applicable to transactions in the nature of those contemplated by the Indenture or (ii) the Organizational Documents. If executed and delivered on the date hereof, the execution and delivery of the Guarantees (as applicable) by Miltec would not violate (i) any applicable statute, rule or regulation of the State , in our experience, is generally applicable to transactions in the nature of those contemplated by the Indenture or (ii) the Organizational Documents.

The foregoing opinion is subject to the following additional assumptions, qualifications, limitations and exceptions:

1.	The opinions expressed herein are limited to matters of the laws of the State, and we express no opinion as to the laws of any other jurisdiction.

2.	Our opinion is limited to the laws in effect and the facts as they exist on the date hereof, and we assume no obligation, and we advise you that we shall make no effort, to update, revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts, or to conduct an inquiry into the continued accuracy of such opinions, or to apprise any addressee hereof, or its counsel or assignees, of any facts, matters, transactions, events or occurrences taking place, and of which we may acquire knowledge, which may affect or change the opinions expressed above after the date of this opinion.

3.

In rendering this opinion we have made no examination of and express no opinion with respect to and our opinions are subject to (i) the qualification of the New Notes or Guarantees under the securities or blue sky laws of any federal, state or any foreign jurisdiction, (ii) the compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof, or (iii) tax, antitrust, pension, employee benefit, environmental, intellectual property, banking, insurance, labor and health and safety laws.

We are members of the State Bar of Alabama and we do not express any opinion herein concerning any law other than the law of the State.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We also consent to the reliance by Gibson, Dunn & Crutcher LLP on this opinion.

We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matter. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters. Except as contemplated in the preceding paragraph, this opinion may not be quoted from, or otherwise referred to, in any document or report and may not be furnished to or relied upon by any other person or entity for any other purpose in connection with any other transaction, without our prior written consent.

Sincerely,

/s/ Balch & Bingham LLP

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